UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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COMPLETE SOLARIA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 12, 2025, Complete Solaria, Inc. (the “Company”) issued the following press release containing a letter to its stockholders relating to the Company’s 2025 annual meeting of stockholders.

CEO T.J. Rodgers Letter to SPWR Shareholders

OREM, Utah (May 12, 2025) – T.J. Rodgers, the CEO of SunPower (aka Complete Solaria, Inc.) (“SunPower” or the “Company”) (Nasdaq: SPWR), a solar technology, services, and installation company, today published an open letter to shareholders regarding the Company’s 2025 Annual Meeting and proxy vote. The contents of the letter are below:

May 12, 2025

45700 Northport Loop East

Fremont, California 94538

Dear [Investor],

I am writing to you as one of our largest SunPower shareholders [Nasdaq: SPWR] to ask for your proxy vote in our ‘virtual’ annual meeting of stockholders at 11:00 a.m. Pacific Time on Thursday, May 29, 2025. While annual meetings have shrunk in size, this particular virtual meeting is critical to the new SunPower and its shareholders. We need shareholder approval for three proposals. The first two proposals are both non-controversial: to re-elect the board and to re-appoint our auditors.

The third proposal is critical: to approve an amendment to our 2023 Equity Incentive Plan to reserve an additional 21.6 million shares of Common Stock for issuance to new employees under the plan. That’s a big number, about 27% of the total outstanding 80.2 million share count reported in our recent audited 10K report.

This vote is critical to our Company because we have hired and offered board-approved sign-on options to 841 old-SunPower employees that have not yet been formally granted (because any change in the Equity Plan itself requires not just board approval, but also shareholder approval). Our SunPower asset acquisition raised the headcount of tiny Complete Solar (CSLR), very quickly from just 65 employees to 906 in a minnow-swallows-whale reverse acquisition, triggering the Equity Plan update. That transaction greatly benefited shareholders by driving old-CSLR quarterly revenue from 1) just $4.5 million in Q2’24, to 2) $81.1 million in Q4’24 purchase, and to 3) $80.2 million in Q1’25 with SunPower’s first profit in four-plus years.

The deal to shareholders is compelling: if you give us 1.27x more stock we will give you 17x revenue growth and turn profitable.

The 21.6 million share request not only covers the employment offers for old-SunPower employees, but also includes shares for our sales force, shares for our directors, who have agreed to be paid in stock for 2024 and 2025, shares for hiring future employees, and a block of shares to issue new-hire equity awards in connection with a potential acquisition to grow SunPower inorganically.

Finally, the “new-hire stock” for the SunPower employees is not a one-time grant. It is in the form of restricted stock units (RSUs) that will vest over five years to ensure continuity and commitment from each of our employees, Silicon Valley style. I believe in the Silicon Valley model that makes all employees shareholders and incentivizes them to drive shareholder returns, and I am thus seeking your support for that principle.

You should have already received your proxy voting materials. If you have not or are having issues voting your shares, you may reach out to our CFO, Daniel Foley via cell at (858)-212-9594 or via email at daniel.foley@sunpower.com and he will assist you. We appreciate your continued support for SunPower and would appreciate your support at our May 29th annual meeting as we work to grow the new SunPower rapidly to the benefit of all shareholders.

Sincerely,

T.J. Rodgers

CEO

About the Company

The Company has become a leading residential solar services provider in North America. The Company’s digital platform and installation services support energy needs for customers wishing to make the transition to a more energy-efficient lifestyle. For more information visit www.sunpower.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “will,” “goal,” “prioritize,” “plan,” “target,” “expect,” “focus,” “forecast,” “look forward,” “opportunity,” “believe,” “estimate,” “continue,” “anticipate,” and “pursue” or the negative of these terms or similar expressions. Forward-looking statements in this press release include, without limitation, our Q1’25 revenue projection, our expectations regarding our Q1’25 and fiscal 2025 financial performance, including with respect to our Q1’25 and fiscal 2025 combined revenues and profit before tax loss, expectations and plans relating to further headcount reduction, cost control efforts, and our expectations with respect to when we achieve breakeven operating income and positive operating income, including our forecast to be operating income breakeven in Q2’25. Actual results could differ materially from these forward-looking statements as a result of certain risks and uncertainties, including, without limitation, our ability to implement further headcount reductions and cost controls, our ability to integrate and operate the combined business with the SunPower assets, our ability to achieve the anticipated benefits of the SunPower acquisition, global market conditions, any adjustments, changes or revisions to our financial results arising from our financial closing procedures, the completion of our audit and financial statements for Q1’25 and fiscal 2025, and other risks and uncertainties applicable to our business. For additional information on these risks and uncertainties and other potential factors that could affect our business and financial results or cause actual results to differ from the results predicted, readers should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of our annual report on Form 10-K to be filed with the SEC on April 30, 2025, our quarterly reports on Form 10-Q filed with the SEC and other documents that we have filed with, or will file with, the SEC. Such filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements in this press release speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and SunPower assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact:

Dan Foley Sioban Hickie

CFO VP Investor Relations & Marketing

daniel.foley@sunpower.com IR@sunpower.com

(858) 212-9594 (801) 477-5847

Source: SunPower